Exhibit 6

Pricing Agreement, dated February 25, 2004, between the Republic and the Underwriters named therein, relating to the Republic’s US$2,000,000,000 3.25% Global Note due May 15, 2009

PRICING AGREEMENT

Dated as of 25 February 2004

Credit Suisse First Boston (Europe) Limited
J.P. Morgan Securities Ltd.
Lehman Brothers International (Europe)
c/o J.P. Morgan Securities Ltd.
   (as Representatives of the several Underwriters
   named in Schedule I hereto)
J.P. Morgan Securities Ltd.
125 London Wall
London EC2Y 5AJ
England

Dear Sirs:

US$2,000,000,000 3.25% Global Notes due May 15, 2009

     The Republic of Italy (“Italy”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 16, 1993 (the “Underwriting Agreement”), between Italy on the one hand and the parties thereto on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Subject to the amendments to the Underwriting Agreement set forth below, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of February 19, 2004 in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to J.P. Morgan Securities Ltd., Lehman Brothers International (Europe) and Credit Suisse First Boston (Europe) Limited. The offering of the Designated Securities will be jointly lead-managed by J.P. Morgan Securities Ltd., Lehman Brothers International (Europe) and Credit Suisse First Boston (Europe) Limited. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the addresses of the Representatives are set forth on Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Italy agrees to issue and sell to each of the Underwriters, and the Underwriters agree, jointly and severally, to purchase from Italy, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriters in Schedule I hereto. The Underwriters agree to comply with the selling restrictions contained in Schedule II hereto.

     By signing this Pricing Agreement it is agreed that the Underwriting Agreement be and is hereby amended by: (i) substituting all references in the Underwriting Agreement to the obligations of the Underwriters being “several” or “several and not joint” with an obligation on the part of the Underwriters to purchase the Designated Securities on a joint and several basis as provided above; (ii) deleting Section 9 in its entirety; (iii) substituting the reference to “Sullivan & Cromwell” in section 7(b) with a reference to “Skadden, Arps, Slate, Meagher & Flom (UK) LLP”; and (iv) including in the definition of “Fiscal Agent”, Citibank, N.A. and including in the definition of “Fiscal Agency Agreement,” the Fiscal Agency Agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as fiscal agent.

     In connection with this issue of Designated Securities, J.P. Morgan Securities Ltd. (the “Stabilizing Manager”) (or any duly appointed person acting for the Stabilizing Manager) may over-allot or effect transactions with a view to supporting the market price of the Designated Securities at a level higher than that which might otherwise prevail for a limited period. However, there is no obligation on the Stabilizing Manager (or any agent of the Stabilizing Manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilizing shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that Italy has not authorized the creation and issue of Designated Securities in excess of $2,000,000,000 in aggregate principal amount.

     Italy acknowledges that it has been informed of the Financial Services Authority’s informational guidance referred to in the price stabilizing rules made by the UK Financial Services Authority.

     If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and Italy. It is understood that your acceptance of this letter is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to Italy for examination upon request.

Very truly yours,

REPUBLIC OF ITALY

By:	/s/ Maria Cannata

D.ssa Maria Cannata Director General – Treasury Department – Direction II Ministry of Economy and Finance

Accepted as of the date hereof.

J.P. MORGAN SECURITIES LTD. As Representative of the Underwriters named in Schedule I hereto.

By:	/s/ Paolo Zampiga

Name: Paolo Zampiga Title: Vice President

SCHEDULE I

	Principal Amount of
	Designated Securities
Underwriter	to be purchased
Credit Suisse First Boston (Europe) Limited		613,333,000
J.P. Morgan Securities Ltd.		613,334,000
Lehman Brothers International (Europe)		613,333,000
BNP Paribas		20,000,000
Citigroup Global Markets Inc.		20,000,000
Deutsche Bank AG London		20,000,000
Goldman Sachs International		20,000,000
Merrill Lynch International		20,000,000
Morgan Stanley & Co. International Limited		20,000,000
Nomura International plc		20,000,000
UBS Limited		20,000,000

Total	US$	2,000,000,000

SCHEDULE II

Title of Designated Securities:

     $2,000,000,000 3.25% Global Notes due May 15, 2009 (the “Securities”)

Aggregate principal amount:

     US$2,000,000,000

Price to Public:

     99.515% of the principal amount of the Securities

Purchase Price by Underwriters:

     99.415% of the principal amount of the Securities

Underwriting commission:

     0.10% of the principal amount of the Securities.

Specified funds for payment of purchase price:

     Book-entry transfer in immediately available funds.

Fiscal Agency Agreement:

     Fiscal Agency Agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as Fiscal Agent.

Maturity Date:

     May 15, 2009, at par.

Interest Rate:

     The Securities will bear interest at the rate of 3.25% per annum payable semi-annually in arrears in two equal payments.

Collective Action Clauses:

     The Fiscal Agency Agreement and the Securities include collective action clauses.

Interest Payment Dates:

May 15 and November 15 of each year, commencing May 15, 2004 (each an “Interest Payment Date”), with interest accruing from March 3, 2004 (short first coupon), provided such day is a Banking Day. If any Interest Payment Date is not a Banking Day, payment shall be made on the immediately succeeding Banking Day. Interest will be paid to the persons in whose names the Securities are registered at the close of business on the preceding May 1 and November 1, as the case may be (the “Record Date”). “Banking Day” means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close. Interest will be calculated on the basis of a 360-year of twelve 30-day months.

Redemption:

     None.

Sinking Fund Provisions:

     None.

Time of Delivery:

     2:00 P.M., London time, on March 3, 2004 or as otherwise agreed by Italy and the Underwriters (the “Closing Date”).

Closing Location:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS England

Name and addresses of the Underwriters:

Designated Representatives:	J.P. Morgan Securities Ltd.

Addresses for Notices, etc.:

J.P. Morgan Securities Ltd. 125 London Wall London EC2Y 5AJ England

Attention:	Head of Transaction Execution Group
Facsimile:	+44 207 325 8270

Selling Restrictions:

(a)	Designated Securities to be sold within the United States in circumstances under which Securities Act registration is required will be registered under such Act and accordingly such Act will not prohibit offers and sales in the United States or to or for the account of a U.S. person. Any such sales must be made in accordance with the provisions of the Securities Act, the Exchange Act and any applicable State Law.

(b)	Each of the Underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Securities, has severally represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

(c)	The Designated Securities have not and will not be registered under the Securities and Exchange Law of Japan. Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate (i) is purchasing Designated Securities as principal and, in connection with the initial offering of the Designated Securities, has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the Securities and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan, and (ii) will cause any securities dealer to whom it sells Designated Securities to agree that it is purchasing such Designated Securities as principal and that it has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except as aforesaid).

(d)	The Designated Securities may not be offered, sold or delivered and neither the Prospectus, the Prospectus Supplement nor any other document relating to the Designated Securities may be distributed or made available in Italy except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998, and any other applicable laws and regulations.

(e)	Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate will not offer, sell or deliver any of the Designated Securities, directly or indirectly, or distribute the Prospectus and Prospectus Supplement or any other offering material relating to the Designated Securities in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

(f)	Except for the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions as the Underwriters may designate pursuant to the Underwriting Agreement, each Underwriter severally agrees with Italy and the other Underwriters that it and its respective affiliates will obtain any consent, approval or authorization required by them for the subscription, offer or sale by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction outside the United States to which they are subject or in or from which they make such subscription, offer or sale of any of the Designated Securities.

(g)	The Designated Securities being offered or sold in The Netherlands shall be offered and sold under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (vrijstellingsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, promulgated under the Netherlands Securities Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees with Italy and the other Underwriters that it has not and will not publicly promote the offer or sale of the Designated Securities by conducting a generalised advertising or cold-calling campaign within The Netherlands.

Listing:

     Application has been made to list the Securities on the Luxembourg Stock Exchange, EuroMOT (Mercato Telematico Eurobbligazioni) and EuroMTS (Electronic trading platform for Euro and U.S. dollar denominated agency, supranational and European sovereign debt securities).

Notification of U.S. Sales:

     The Underwriters and Italy agree, within seven business days following the closing of the transaction contemplated hereby, to report by email or facsimile to Skadden, Arps, Slate, Meagher & Flom (UK) LLP (facsimile +44 20 7519 7070, attention Richard A. Ely/Matteo Castelli) the aggregate principal amount of Designated Securities sold by such Underwriters in the United States as part of their primary distribution.